Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S‑8 of our report dated February 25, 2015, except for the effects of the change in presentation of deferred taxes discussed in Note 1, and the effects of the change in the composition of reportable segments discussed in Note 7, as to which the date is February 29, 2016, relating to the financial statements and financial statement schedule, which appears in MSA Safety Incorporated’s Annual Report on Form 10‑K for the year ended December 31, 2015.
/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
November 2, 2016